Exhibit 99.1

Press Release

Farmers and Merchants Bancshares, Inc. Completes Acquisition of Carroll Bancorp, Inc.

Bank Deepens Presence and Commitment to the Community

Hampstead, Maryland, October 1, 2020 – Farmers and Merchants Bancshares, Inc. (OTC PINK: FMFG) (“Farmers and Merchants”), parent company of Farmers and Merchants Bank, announced today that it has completed the acquisition of Carroll Community Bank.

With the transaction finalized, the combined Farmers and Merchants team continues to work diligently to successfully integrate the former Carroll Community Bank with the systems conversion planned for December 2020, at which point Carroll Community’s branding will change to Farmers and Merchants.

“We are thrilled to welcome Carroll Community Bank customers and staff to the Farmers and Merchants Bank family”, said James R. Bosley Jr., President and CEO of Farmers and Merchants Bank. “This combination allows us to deepen and expand our presence in our core market and will allow us to continue investing to enhance our products and services to better serve our customers and communities.”

About the Company

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of Farmers and Merchants Bank. The Bank was chartered in Maryland in 1919 and is currently celebrating over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with eight additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Eldersburg and Westminster. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

For additional information or questions, please contact:

James R. Bosley, Jr.

President and CEO

4510 Lower Beckleysville Road, Suite H

Hampstead, MD 21074

410-374-1510

Jim.Bosley@fmb1919.bank